Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-257414 on Form S-8 of our report dated June 27, 2022, relating to the financial statements and supplemental schedules of the Dominion Energy Salaried Savings Plan, appearing in this Annual Report on Form 11-K of the Dominion Energy Salaried Savings Plan for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

Richmond, Virginia

June 27, 2022